Ex.) 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm”, “Tax Services” and “Financial Statements” in the Statement of Additional Information, included in Post-Effective Amendment No. 152 to the Registration Statement (Form N-1A, No. 33-19229) of SSGA Funds.

We also consent to the incorporation by reference into the Statement of Additional Information of our reports, dated October 26, 2016, with respect to the financial statements and financial highlights of SSGA Dynamic Small Cap Fund, SSGA Enhanced Small Cap Fund, State Street Disciplined Emerging Markets Equity Fund, SSGA International Stock Selection Fund, SSGA High Yield Bond Fund and SSGA S&P 500 Index Fund, included in the August 31, 2016 Annual Reports of SSGA Funds.

/s/ Ernst & Young

Boston, Massachusetts

December 19, 2016